APPENDIX B

STOCK PLEDGE AND ESCROW AGREEMENT

THIS STOCK PLEDGE AND ESCROW AGREEMENT (this “Agreement”) is entered into as of July 7, 2004 by Somerset International Group, Inc. (“Pledgor” or “Somerset”) and Robert Brantl, Esq., as escrow agent (“Escrow Agent”), for the benefit of the holders (the “Holders”) of the Series A Redeemable Convertible Preferred Stock issued by Pledgor (the “Preferred Shares”).

WHEREAS, Secure System, Inc., a New Jersey corporation (“Secure”), Pledgor, and Secsys Acquisition Corp., a New Jersey corporation, are all parties to a certain Agreement and Plan of Merger dated June 30, 2004 (the “Merger Agreement”), which will result in Pledgor owning all of the outstanding capital shares of Secure, with a portion of the consideration being the Preferred Shares, which have certain rights as set forth in a duly adopted Certificate of Designations filed with the Delaware Secretary of State as required by law (the “Certificate of Designations”); and

WHEREAS in order to induce the shareholders of Secure to consent to the Merger Agreement and to accept the Preferred Shares in exchange for a surrender of their Secure shares, Pledgor has agreed to pledge certain of the issued and outstanding capital stock of Secure and to place said capital stock in escrow for the benefit of the Secure shareholders who accept the Preferred Shares (the “Holders”)

NOW THEREFORE, in consideration of the promises and mutual agreements, covenants and provision herein contained, the parties agree as follows:

1.

The term “Secured Obligations” shall mean: (a) any and all unsatisfied obligations, liabilities and indebtedness of Pledgor to the Holders under the terms of the Preferred Shares, whether arising from Pledgor’s several redemption obligations or its obligation to pay dividends to the Holders, and whether now conditional or unconditional, choate or inchoate, (b) all costs and expenses incurred by the Holders in connection with realization of the security granted hereby, and (c) all costs and expenses of any proceedings to which this Security Agreement may give rise.

2.

An “Event of Default” under this Agreement shall exist if either: (a) Pledgor shall have any obligation to make payment to any Holder which it has not discharged within ten (10) days after receipt of written notice from the Holder of the accrual of the obligation; or (b) Pledgor shall breach or fail to perform any term or condition of this Agreement.

3.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as collateral security for performance in full of the Secured Obligations, Pledgor hereby grants to the Holders an initial security interest in Three Million and Four (3,000,004) issued and outstanding shares of the capital stock of

Secure, together with all proceeds, products and increases thereof and substitutions and replacements therefor (collectively, the “Collateral”).

4.

Simultaneously herewith, Pledgor has delivered to the Escrow Agent certificates representing a total of Three Million and Four (3,000,004) issued and outstanding shares of common stock of Secure System, Inc. (the “Certificate”), a corresponding stock power with respect to the said Certificate, duly endorsed in blank, and a book of blank Secure stock certificates (collectively the “Pledged Securities”), receipt of which is hereby acknowledged. During the term of this Agreement, Pledgor appoints the Escrow Agent as the sole authorized transfer agent for Secure with full authority to issue Secure common stock for the purpose of carrying out the requirements of paragraph 7 of this Agreement.

5.

Pledgor represents and warrants that: (a) the shares of stock pledged hereunder represent eighty-seven and one-half (87.5%) percent of the issued and outstanding capital stock of the Company as of the date of this Agreement; (b) Pledgor holds record and beneficial ownership of the Collateral, free and clear of all liens and encumbrances; (c) there are no restrictions upon the transfer of any of the Collateral, other than restrictions arising under applicable state or federal securities laws; and (d) the pledge, assignment and delivery of the Collateral pursuant to this Agreement creates a valid first lien on and a first priority security interest in the Collateral, and the proceeds thereof, subject to no prior lien or to any agreement purporting to grant to any third party a lien on the property or assets of the Pledgor which would include the Collateral. The Pledgor covenants and agrees that the Pledgor will defend the Holders’ right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever; and covenants and agrees that the Pledgor will have like title to and right to pledge any other property at any time hereafter pledged to the Holders as Collateral hereunder and will likewise defend the Holders’ right thereto and security interest therein.

6.

During the term of this Agreement, provided that no Event of Default has occurred and then exists hereunder, Pledgor shall have the right, where applicable, to vote the Collateral on all corporate questions, and the Escrow Agent shall, if necessary, execute due and timely proxies in favor of Pledgor for this purpose.

7.

Upon an Event of Default, a Holder shall have the right to deliver to the Escrow Agent and Pledgor a letter stating that an Event of Default has occurred. In such letter the Holder shall specify in detail the nature of such Event of Default (a “Default Letter”). Upon receipt of a Default Letter, Escrow Agent shall deliver to the Holder a certificate representing a number of Secure shares equal to the number of Preferred Shares held by the Holder (the “Holder’s Secure Shares”) unless, within ten (10) days from receipt of such Default Letter, Pledgor delivers to Holder and Escrow Agent an Affidavit of an officer of Pledgor stating that: (a) each Event of Default alleged in the Default Letter has been cured and is no longer continuing; or (b) that each alleged Event of Default does not constitute a default for reasons which are specified in such Affidavit (“Good Faith Dispute Affidavit”). Should Escrow Agent receive a Good Faith Dispute Affidavit within such aforementioned ten (10)

day period, the Escrow Agent shall notify the Holder of such receipt by sending the Holder a copy of the same, and Escrow Agent shall not deliver to the Holder any of the Holder’s Secure Shares until such time as there has been a determination as to whether an Event of Default has or has not occurred, and the Escrow Agent has received a judgment of a court of competent jurisdiction, not subject to appeal or as to which the time to appeal has expired, or a direction from an arbitrator or a panel of arbitrators, directing the Escrow Agent as to how to deliver the Holder’s Secure Shares. If an order or judgment of a court is appealable, or upon issuance of a determination by a panel of arbitrators, the Escrow Agent shall comply with such order, judgment or determination within twenty (20) days of the issuance of such order, judgment or determination, unless within such twenty (20) day period the party against whom the order, judgment or determination is made files an appropriate appeal therefrom. If such appeal is filed, the Escrow Agent shall continue to hold the Holder’s Secure Shares pending determination of the appeal and issuance of an order, judgment or decision by the court or panel hearing the appeal. Upon dismissal of an appeal, the Escrow Agent shall promptly comply with the order, judgment or decision which was the basis for the dismissed appeal. A proceeding to set aside the decision of an arbitration panel shall be treated as an “appeal” for the purposes of this provision of this Agreement. Notwithstanding anything herein to the contrary, upon Escrow Agent’s receipt of a joint written notice of direction from Holder and Pledgor (“Joint Direction Letter”), the Escrow Agent shall deliver the Pledged Securities as directed pursuant to such Joint Direction Letter.

8.

If after an Event of Default and receipt of a Default Letter, the Escrow Agent delivers to a Holder the Holder’s Secure Shares, the Holder shall have all the rights and remedies provided in the Uniform Commercial Code of New Jersey at the date of this Agreement and, in this connection, the Holder may, upon ten (10) days’ notice to the Pledgor sent to the persons identified in and in the same manner as provided in the Certificate of Designations of the Preferred Stock, without liability for any diminution in value or price which may have occurred, sell all or any part of the Holder’s Secure Shares in such manner and for such price as the Holder may determine. At any public sale the Holder shall be free to purchase all or any part of the Holder’s Secure Shares. The Holder shall receive the proceeds of any such sale or sales, and, after deducting therefrom any and all reasonable costs and expenses incurred in connection with the sale thereof, apply the net proceeds toward the payment of the Holder’s pro rata share of the Secured Obligations, including interest, reasonable attorneys’ fees, and all other reasonable costs and expenses incurred by Holder hereunder. If such proceeds be more than sufficient to pay the same, then in case of a surplus, such surplus shall be accounted for and paid over to Pledgor, provided Pledgor be not then indebted to the Holder otherwise under this Agreement or any other Agreement or for any cause whatsoever.

9.

Upon said Holder’s receipt of the Holder’s Secure shares from the Escrow Agent pursuant to paragraph 8, all of the Holder’s unconverted and unredeemed Preferred Shares shall be canceled of record by the Pledgor, without however affecting Pledgor’s redemption and dividend obligations to the Holder.

10.

If, with the written consent of a majority of the Holders, Pledgor shall substitute or exchange other securities in place of those herein mentioned, all of the rights and privileges of Holders and all of the obligations of Pledgor with respect to the securities originally pledged or held as Collateral hereunder shall be forthwith applicable to such substituted or exchanged securities on a pro rata basis.

11.

The Pledgor and the Holders agree that the number of shares of the Company representing the Collateral shall, from time to time and during the term of this Agreement, be proportionately reduced to account for the partial satisfaction of the Pledgor’s obligations after completing each scheduled or conditional redemption and/or to account for any Holder’s conversion of Preferred Shares into common stock of the Pledgor. During the term of this Agreement the Escrow Agent shall, upon written request of the Pledgor, execute and deliver to Pledgor such documents as may be reasonably necessary to evidence and document such reduction of Collateral. At any time during the effectiveness of this Agreement, the Collateral shall be no greater than such percentage of the total issued and outstanding Secure shares as calculated by dividing the total number of unconverted and unredeemed Preferred Shares by the total number of issued and outstanding Secure Shares.

12.

Upon indefeasible payment in full in cash of the Secured Obligations, the Escrow Agent will promptly, at Pledgor’s reasonable expense, deliver all of the remaining Collateral to Pledgor along with all instruments of assignment executed in connection therewith, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence Holders’ release of their security interest hereunder, at which time this Pledge Agreement shall terminate.

13.

For so long as any share of the Preferred Shares remain outstanding, the Pledgor agrees that the Pledgor will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, nor will the Pledgor create, incur or permit to exist any lien with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien provided for by this Agreement or in favor of the Holders.

14.	Under this Agreement, the Escrow Agent:

(a)

Shall not be bound in any way by any agreement or contract between the parties hereto to which the Escrow Agent is not a party (whether or not the Escrow Agent has knowledge thereof) and the only duties or responsibilities of the Escrow Agent shall be to hold and disburse the Certificates and Stock Powers in accordance with the terms of this Escrow Agreement.

(b)

May accept or act upon any instructions, directions, documents or instruments purportedly signed or issued by, or on behalf of, any corporation, partnership, fiduciary or individual which is a party to this Escrow Agreement; it shall not be necessary for the Escrow Agent to inquire into their authority. The Escrow Agent shall not be required or permitted to question the validity or invalidity of any termination under the Pledge Agreement. The Escrow Agent shall not be held liable in any event if he accepts as accurate and acts in good faith upon the contents of any notice received by him from either Somerset or any Holder.

(c)

May resign as escrow agent at any time by notifying the other parties hereto in writing and, until a successor escrow agent is appointed by them and accepts such appointment, the only duty of the Escrow Agent shall be to hold the Pledged Securities safely and to deliver the same to a successor escrow agent designated by Somerset and a majority of the Holders or in accordance with a final order of a court of competent jurisdiction which is not subject to further appeal or arbitration.

(d)

Shall not be liable for any exercise of judgment in the performance of his duties hereunder but only for his own fraud, willful misconduct or gross negligence and the duties of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement. In the event the collateral becomes involved in litigation (including arbitration or any other type of proceeding which may affect the rights to and ownership of the Pledged Securities), Somerset hereby authorizes the Escrow Agent, without creating any obligation on the part of the Escrow Agent, to deposit the Certificate and Stock Power with the clerk of the court in which the litigation is pending, or with the arbitrator(s) in the case of arbitration, and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Escrow Agreement. The parties also authorize the Escrow Agent, if he is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the collateral with the clerk of that court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder.

(e)

Shall be compensated by the Pledgor for services rendered at the Escrow Agent’s prevailing hourly rates and shall be fully reimbursed by Somerset for all out-of-pocket expenses necessarily incurred in performing his services hereunder.

14

All notices and other communications relating to this Escrow Agreement shall be in writing and shall be either personally delivered, sent by overnight courier, or sent by certified mail, return receipt requested, postage prepaid, to the parties at their addresses set forth below. Any party may from time to time give notice changing his or its address for notice to him (or for copies) by notice to the other parties. Notice shall be deemed received:

(a)	when received by the addressee, if delivered by hand or by overnight courier service which obtains a written receipt of delivery; or

(b)	three (3) days after deposit with the United States postal service if sent by certified mail, return receipt requested, postage prepaid.

If to Somerset, to:

John X. Adiletta
Somerset International Group, Inc.
90 Washington Valley Road
Bedminster, NJ 07921

Facsimile: (908) 953-0797

with a copy to (which shall not constitute notice):

William R. McClure, Esq.

Picinich & McClure

139 Harristown Road, Suite 101

Glen Rock, NJ 07452

Facsimile: 201-493-1662

If to Escrow Agent:

Robert Brantl, Esq.

322 4th Street
Brooklyn, NY 11215
Facsimile: (718) 965-4042

If to the Holders (or to any one Holder):

Notice shall be sent via regular and certified mail to the most current address(es) listed in the shareholder records of Secure.

15.	Waiver of Conflict:

(a)

Somerset agrees that the Escrow Agent shall have the right to (i) represent the Holders in any interpleader or other proceeding arising out of this Escrow Agreement or otherwise and (ii) represent the Holders in any matter or proceeding involving Somerset, Secure, or any affiliates thereof

(b)

Somerset acknowledges that the Escrow Agent is as of the date hereof acting as counsel for Secure and for the Shareholders of Secure. Somerset acknowledges the possibility of conflict of interest arising as a result thereof and waives such conflict of interest.

16

This Agreement shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the local law of the State of New Jersey excluding any conflicts of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, Pledgor and the Escrow Agent have executed this Agreement as of the date first above written.

PLEDGOR:
Somerset International Group, Inc.

By:	/s/ John X. Adiletta
John X. Adiletta, Chief Executive Officer

ESCROW AGENT:

/s/ Robert Brantl
Robert Brantl, Escrow Agent